 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated February 14, 2024 in the Amendment No. 1 to the Registration Statement (File No. 333-276186) and related Prospectus of Guggenheim Defined Portfolios, Series 2383.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

February 14, 2024